Exhibit (a)(3)

AMENDMENT

TO

DECLARATION OF TRUST

OF

TIAA-CREF LIFE FUNDS

THIS AMENDMENT TO THE DECLARATION OF TRUST OF TIAA-CREF LIFE FUNDS (the “Amendment”) is entered into as of the 2nd day of October, 2006.

WHEREAS, the Trust is governed by the Declaration of Trust dated August 13, 1998, as amended (the “Declaration”); and

WHEREAS, Article 10, Section 10.1 of the Declaration provides that except as otherwise specifically provided herein or as required by the 1940 Act or other applicable law, this Declaration of Trust the may be amended at any time by an instrument in writing signed by a majority of the Trustees then in office; and

WHEREAS, at a meeting duly called and held on the 19th of September, 2006, the Trustees resolved to amend the Declaration as hereinafter set forth.

NOW, THEREFORE, the Trustees hereby amend the Declaration as hereinafter set forth:

1. Article 7, Section 7.4 of the Declaration, is hereby amended as follows:

Section 7.4. Quorum. Except as otherwise required by the 1940 Act or other applicable law, this Declaration of Trust, or by the By-Laws, one-tenth (1/10) of the Shares entitled to vote in person or by proxy shall be a quorum as to any particular matter; provided, however, that any lesser number shall be sufficient for matters upon which the Shareholders vote at any meeting called in accordance with Section 7.5. Except as otherwise required by the 1940 Act or other applicable law, any matter upon which the Shareholders vote shall be approved by a majority of the votes cast on such matter at a meeting of the Shareholders at which a quorum is present, including the election of Trustees. Any incumbent Trustee in an uncontested election who fails to receive a majority of votes cast shall be required to render an irrevocable letter of resignation to the board and the board shall decide promptly whether to accept the resignation or to seat the incumbent Trustee. In any contested election of Trustees, the plurality of votes cast standard shall apply.

2. Article 7, Section 7.5 of the Declaration, is hereby amended as follows:

Section 7.5 Required Vote. Notwithstanding any provision of the law requiring the authorization of any matter by a greater proportion, any matter upon which the Shareholders vote shall be approved by the affirmative vote of majority of the votes cast on such matter at a meeting of the shareholders at which a quorum is present, including the election of Trustees.

3. The Declaration shall in all respects remaining full force and effect.

4. This amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have executed this Amendment to the Declaration of the TIAA-CREF Life Funds as of the day first above written.

/s/ Eugene Flood, Jr.	/s/ Howell E. Jackson	/s/ Nancy L. Jacob
Eugene Flood, Jr.	Howell E. Jackson	Nancy L. Jacob

/s/ Bridget A. Macaskill	/s/ James M. Poterba	/s/ Maceo K. Sloan
Bridget A. Macaskill	James M. Poterba	Maceo K. Sloan

/s/ Laura T. Starks	/s/ Forrest Berkley
Laura T. Starks	Forrest Berkley